Exhibit 99.1

GLYCOMIMETICS REPORTS THIRD QUARTER 2014 RESULTS

GAITHERSBURG, MD, October 31, 2014 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the third quarter ended September 30, 2014. As of September 30, 2014, GlycoMimetics had cash and cash equivalents of $61.4 million, which reflects the company’s net proceeds of $57.2 million from its January 2014 initial public offering and a $15.0 million non-refundable milestone payment received from Pfizer in May 2014 under the terms of the parties’ collaboration agreement for development of rivipansel (previously known as GMI-1070).

The company’s research and development expenses increased to $5.1 million for the quarter ended September 30, 2014 as compared to $3.0 million for the third quarter of 2013. This increase reflects spending for advanced preclinical testing, clinical testing and manufacturing of the company’s drug candidate GMI-1271, a novel and proprietary E-selectin antagonist being evaluated for the treatment of acute myeloid leukemia (AML) and other cancers that are associated with elevated risk of metastasis and thrombosis.

The company’s general and administrative expenses increased to $1.6 million for the quarter ended September 30, 2014 as compared to $0.8 million for the third quarter of 2013. The increase was primarily due to costs associated with supporting public company operations.

“With the transfer of responsibility for the development of rivipansel to Pfizer, our focus at GlycoMimetics is demonstrating the productivity of our proprietary glycomimetic platform, as evidenced by the quarter’s achievements,” said Rachel King, CEO of GlycoMimetics. “Upon the completion of enrollment of our Phase 1 trial of GMI-1271, we expect to be in a position to advance its development for treatment of AML and other blood cancers and to showcase the data generated in a major medical meeting. Furthermore, in our advanced preclinical pipeline, we have a third program, GMI-1051, which targets novel mechanisms to treat infectious disease. We believe that the preclinical data for both GMI-1271 and GMI-1051, together with our current cash resources, position us well to progress the development of these compounds either by ourselves or in collaboration with a third party.”

Select Recent Corporate Highlights:

•	In August 2014, investigators completed dosing healthy volunteers in a Phase 1 clinical study designed to evaluate the safety, tolerability and pharmacokinetics of GMI-1271.

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Data from preclinical studies with GMI-1051, a drug candidate being developed to treat or prevent infections caused by Pseudomonas aeruginosa, were presented at the 28th Annual North American Cystic Fibrosis Conference (NACFC) on October 9 at the Georgia World Congress Center in Atlanta, GA. The studies evaluated the ability of GMI-1051 to improve the efficacy of infection-fighting treatments by targeting bacterial virulence factors that are known to play important roles in the proliferation and survival of the bacteria. In animal models of acute and chronic lung infection, use of GMI-1051 enhanced innate immunity in the host, facilitated the clearance of bacteria and improved overall survival as part of combination therapy, as compared to the use of antibiotics alone.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. GlycoMimetics’ lead drug candidate, rivipansel, is being developed for the treatment of vaso-occlusive crisis associated with sickle cell disease and will be studied in a Phase 3 clinical trial to be conducted by Pfizer Inc., the company’s collaborator for rivipansel. GlycoMimetics’ drug candidate GMI-1271, a novel and proprietary E-selectin antagonist, is being developed as a potential therapy for acute myeloid leukemia (AML) and other blood disorders and is being studied in a Phase 1 clinical trial. Learn more at www.glycomimetics.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for GlycoMimetics, including statements about its strategy, clinical development of its therapeutic candidates, its plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of a number of important factors, including the availability and timing of data from ongoing clinical trials, the uncertainties inherent in the initiation of future clinical trials, whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials, expectations for regulatory approvals, availability of funding sufficient for GlycoMimetics’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of GlycoMimetics’s therapeutic candidates and other factors discussed in the “Risk Factors” section of GlycoMimetics’s Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission on October 31, 2014, and other filings GlycoMimetics makes with the Securities and Exchange Commission from time to time. The forward-looking statements included in this press release represent GlycoMimetics’s views as of the date hereof. GlycoMimetics anticipates that subsequent events and developments may cause its views to change. However, while GlycoMimetics may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing GlycoMimetics’ views as of any date subsequent to the date hereof.

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GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Revenue	$—	$52	$15,027	$3,915

Cost and Expenses:
Research and development	5,051	2,953	14,290	8,579
General and administrative	1,648	800	4,479	2,075

Total costs and expenses	6,699	3,753	18,769	10,654

Loss from operations	(6,699)	(3,701)	(3,742)	(6,739)

Other income	5	—	14	1

Loss and comprehensive loss before income taxes	(6,694)	(3,701)	(3,728)	(6,738)

Income tax benefit	(77)	—	—	—

Net loss and net comprehensive loss	$(6,617)	$(3,701)	$(3,728)	$(6,738)

Net loss per share – basic	$(0.35)	$(3.00)	$(0.20)	$(6.50)
Net loss per share – diluted	$(0.35)	$(3.00)	$(0.20)	$(6.50)
Weighted average shares – basic	18,893,834	1,233,672	18,311,358	1,036,855
Weighted average shares – diluted	18,893,834	1,233,672	18,311,358	1,036,855

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)

Cash and cash equivalents	$61,362	$2,311

Working capital	57,236	2,605

Total assets	62,432	5,283

Total liabilities	4,723	2,376

Stockholders’ equity	57,708	2,907